AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is effective as of May 31st, 2022 by and between Bubblr, Inc., a Wyoming corporation (the “Company”), and Rik Willard (“Executive”), together referred to as the “Parties. ”

RECITALS

The Company is in the business of developing mobile platform technologies around a new patented alternative search mechanism. The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the Parties hereto agree as follows:

ARTICLE I
Term of Employment

1.01   This Amended and Restated Employment Agreement completely replaces and supersedes the Employment Agreement dated as of August 16, 2021 between Executive and the Company (the “Original Employment Agreement”).

1.02       Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the period beginning on the date first written above (the “Commencement Date”) and ending on December 31, 2022. This initial term shall be automatically renewed for an additional one year term (the “Renewal Term”) unless either party sends notice to the other party, not more than 270 days and not less than 60 days before the end of the then-existing term of employment, of such party’s desire to terminate the Agreement at the end of the initial term, in which case this Agreement will terminate at the end of the initial term. The Parties understand and acknowledge that if Executive remains employed by the Company after the end of the Renewal Term, then such employment shall be “at-will” unless this Agreement is extended, or different terms are established, by the Parties in writing.

ARTICLE II
Duties

2.01(a) During the term of employment, Executive will:

(i)     Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii)    Serve as the Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”); and

(iii)   Perform the duties and services consistent with the title and function of such office, including without limitation, those as specifically set forth from time to time by the Board.

(b)   Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the day-to-day operation of the companies in which such investments are made; and (ii) engaging in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under this Section or Article VI hereof and are otherwise disclosed to and approved by the Board in its sole discretion.

ARTICLE III
Base Compensation

3.01   The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary of $144,000.00 per annum (the “Base”), payable in monthly installments. When the Company has secured $5 million in debt or equity financing, the base salary will be increased to $180,000 per annum. When the Company receives $10 million in debt or equity financing, the base salary shall be a minimum of $240,000 per annum or a compensation amount and schedule set by a third party Executive Compensation Consultant (“ECC”), whichever is higher. The ECC must render an opinion within 60 days of the given funding threshold. If the ECC is not retained and has not rendered an opinion on the matter, the amount of compensation due will stand as per the milestones in this Agreement and will remain in effect until an ECC renders an opinion. Executive’s base salary will never be less than the base salary of the highest paid employee for the duration of the term of this Agreement. This base compensation is subject to customary withholdings for federal, state, and local taxes and other normal withholdings required by law.

3.02   Bonus. In addition to the Base, the Company may also pay to the Executive any amounts deemed reasonable and appropriate by the Company’s Board of Directors at any time, based on the quality and nature of the Executive’s services and the performance of the Company during such period of time. A bonus, if any, shall be determined by the Board in its sole discretion. The Company shall create a success criteria to measure and dictate bonus compensation by August 1, 2022.

3.03 Equity.

The parties agree that any tax issues, or payments that are due to the IRS or comparable foreign entity as a result of issuance of the equity issuances to Executive, are the sole responsibility of Executive. Executive understands that its own obligation to consult with and take his own independent tax advice on this matter.

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All restricted stock units of Common stock described in this Section 3.03 shall vest over a period of two years in one year increments for the Executive upon issuance and subject to adjustments made for share splits, subdivisions, consolidations, reorganizations and like events. Executive’s ability to sell shares must be accomplished consistent with rules set by the Security and Exchange Commission and any other relevant regulatory bodies.

The Parties acknowledges that Executive has already been issued previously 102,040 shares of Company common stock. Upon execution of this Agreement, Company will immediately issue and reserve to Executive 5,400,000 restrictive stock units of Common Stock, with half vesting on June 1st, 2023 and the remaining vesting on June 1st, 2024.

Notwithstanding the terms of Company’s 2022 Incentive Plan, in the event the Company terminates this Agreement as a result of a Change in Control (as that term is defined in Section 5.04(a) of this Agreement), or for any reason other than Cause, all of the restricted stock units shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse upon the date of the termination. If there is a Change of Control and the Company terminates this Agreement for any reason, including Cause, within a period of six (6) months from the date of the Change in Control, all of the restricted stock units shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse upon the date of such termination.

If the term of Executive’s agreement is extended for a period of an additional 12 months from January 1, 2023 through December 31, 2023, or beyond, the Board of Directors shall determine additional distributions of shares during its annual review of Executive’s performance.

ARTICLE IV
Reimbursement and Employment Benefits

4.01   Health and Other Medical. Upon execution of this agreement, Company will provide Executive with reimbursement of Executive’s health and other medical plan costs up to a maximum of $801 per month with the submission of a proof of payment. Company also acknowledges that Board Chair will work with the Executive to establish a comprehensive benefits package for Bubblr employees, including the Executive, which will become effective within 60 days of company securing debt or equity funding of $5 million. At that time, Executive will receive health, medical, dental, disability, and life insurance plans paid for by the Company.

4.02   Vacation. Executive shall be entitled to 30 days of vacation, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Executive is entitled to access these vacation days effective the first day of January in each calendar year. Any time not taken by Executive in one year shall be forfeited and not carried forward to subsequent years. Executive shall not be entitled to be reimbursed for any unused vacation or personal time, except as may be required by law.

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4.03   Reimbursable Expenses. The Company shall, in accordance with its standard policies in effect, a) issue to Executive a company credit card to be used only for business expenses incurred while in the employ of the Company; and b) reimburse Executive on a monthly basis for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company. For both provisions 4.03(a) and 4.03(b), Executive is required to submit substantiation of such expenses to the Company in a timely basis and in accordance with such standard operational policies.

4.04   Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are made available from time to time for other key executive employees.

ARTICLE V
Termination

5.01   General Provisions. Except as otherwise provided in this Article V, at such time as Executive’s employment is terminated by the Executive or the Company, any and all of the Company’s obligations under this Agreement shall terminate, other than the Company’s obligation to pay Executive, within thirty (30) days of Executive’s termination of employment, the full amount of any unpaid base salary and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 5.01 shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to the Company for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

5.02   Automatic Termination. This Agreement shall be automatically terminated upon the first to occur of the following (a) the expiration of this Agreement in accordance with Section 1.01 hereof, (b) the Company’s termination pursuant to section 5.03, (c) the Executive’s termination pursuant to section 5.04 or (d) the Executive’s death.

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5.03   By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a)   Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean, in the sole determination of the Company’s Board, whose determination shall be final and binding, the reasonable likelihood that the Executive will be unable to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period.

(b)   Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i)     Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(i), which breach, if capable of being cured, has not been cured to the Company’s sole and absolute satisfaction within 45 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(ii)    Embezzlement by Executive of funds or property of the Company;

(iii)   Habitual absenteeism, refusal to perform duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(iii), provided that no such notice or opportunity needs to be given if, in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm, or if one previous notice had already been given under this section or under section (i) above; or

(iv)   a felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

5.04   By the Executive. This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a)   Change in Control. Within six (6) months after a “Change in Control” (as defined herein) of the Company (unless Executive is not offered a position in the buying or succeeding owner with equal or better economic terms as this Agreement). The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities

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which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its membership interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were members of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of membership interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base).

(b)   Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, or the exhibiting of any nonprincipled and/or unethical behavior collectively by the Board of Directors or by any individual board director, which is not cured within 90 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.04.

(c)   Voluntary Termination. Executive’s resignation for reasons other than as specified in Section 5.04(a) and (b).

5.05   Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination by the Company for Cause as provided in Section 5.03(b) hereof or for a termination by the Executive pursuant to Section 5.04(c) hereof, the Executive shall be entitled to (a) a payment of 6 months of the then-existing Base (the “Severance”) and (b) retain all benefits (including health insurance) set forth in Article IV for a period of 12 months and retain all equity issued or due to Executive as of the date of termination. The Severance shall be paid consistent with its current compensation practices when normal payroll payments are made. Health insurance benefits during the 12 month period shall be paid by Company under rules established by COBRA. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Notwithstanding the foregoing, Executive’s right to receive Severance Pay is contingent upon Executive not violating any of his on-going obligations under this Agreement.

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5.06   Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI
Covenants

6.01   Solicitation. (a) During the period in which Executive performs services for the Company and for a period of two years after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(ii)    Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii)   Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(b)   Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning outstanding stock of any corporation engaged in any business or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

6.02   Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company. Confidential Information shall not apply to any information which is (i) is or becomes generally available to the public at any time, (ii) lawfully obtained by the Executive from sources independent of the Company, (iii) independently developed by the Executive without the benefit or usage of or reference to the Confidential Information, (iv) previously known by the Executive.

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6.03   Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04   Non-Disparagement. For a period commencing on the date hereof and continuing indefinitely, both Parties hereby covenant and agree that they shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company’s or Executive’s products or services, business, reputation, conduct, practices, past or present employees, financial conditions or otherwise.

6.05   Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06   Remedies. The Parties acknowledge that any breach of the provisions of this Article VI of this Agreement shall cause irreparable harm either of the Parties and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and further agree that the Parties shall be entitled to exercise all remedies available to them, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII
Assignment

        7.01   This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

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ARTICLE VIII
Entire Agreement

        This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements, including the Original Employment Agreement, between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both Parties hereto.

ARTICLE IX
Applicable Law; Miscellaneous

9.01   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming. Any controversy or claim arising out of or relating to this Agreement, if not settled successfully through good-faith negotiations, shall be settled by binding arbitration in New York, New York administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, and judgment upon the award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof.

9.02   Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the Parties and any other relevant considerations.

9.03   Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04   Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

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9.05   Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07   Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUBBLR, INC.

By: /s/ Matthew S. Loeb

Name: Matthew S. Loeb

Chair, Bubblr Board of Directors

By: /s/ Rik Willard

Name: Rik Willard (“Executive”)

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